Exhibit 3.1(j)(i)

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                            ARTICLES OF INCORPORATION
                                       OF
                             MMC OF WASHINGTON, INC.


               Columbia Corporate Services, Inc., a Washington corporation, as incorporator of a corporation under the Washington Business Corporation Act (RCW Title 23B), adopts the following Articles of
     Incorporation:

                          ARTICLE 1.  NAME AND DURATION
                          -----------------------------

               The name of this corporation is MMC of Washington, Inc., and the duration of the corporation's existence shall be perpetual.

                         ARTICLE 2.  PURPOSE AND POWERS
                         ------------------------------

               This corporation shall have the power to engage in any business, trade or activity which may lawfully be conducted by a corporation organized under the Washington Business Corporation Act (RCW Title 23B). This corporation shall have the authority to engage in any and all such activities as are incidental or conducive to the attainment of the purpose of this corporation and to exercise any and all powers authorized or permitted under any laws that may be now or hereafter become applicable or available to this corporation.



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                               ARTICLE 3.  SHARES
                               ------------------

               This corporation shall have authority to issue One Hundred Thousand (100,000) shares of common stock, each share of which shall have no par value.

                        ARTICLE 4.  NO PREEMPTIVE RIGHTS
                        --------------------------------

               Except as may otherwise be provided by the Board of Directors, no preemptive rights shall exist with respect to shares of stock or securities convertible into shares of stock of this corporation.

                        ARTICLE 5.  NO CUMULATIVE VOTING
                        --------------------------------

               At each election of directors, every shareholder entitled to vote at such election has the right to vote in person or by proxy the number of shares held by such shareholder for as many persons as there are directors to be elected. No cumulative voting for directors shall be permitted.

                              ARTICLE 6.  DIRECTORS
                              ---------------------

               The number of directors of this corporation shall be determined in the manner provided by the bylaws and may be increased or decreased from time to time in the manner provided therein. The number of directors constituting the initial Board of Directors of the corporation is two (2). The names and addresses of the persons who are to serve as the initial directors until the first annual meeting of the shareholders of



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     the corporation, or until their successors are elected and qualified are as follows:

                                  Jeffrey Weiss
                              140th Place N.E. #201
                           Bellevue, Washington  98007

                                 Donald Gayhardt
                              140th Place N.E. #201
                           Bellevue, Washington  98007


            ARTICLE 7.  CONTRACTS IN WHICH DIRECTORS HAVE AN INTEREST
            ---------------------------------------------------------

               Any contract or other transaction between this corporation and one or more of its directors, or between this corporation and any corporation, firm, association or other entity, of which one or more of this corporation's directors are shareholders, members, directors, officers or employees or in which they are interested, shall be valid for all purposes, notwithstanding the presence of such director or directors at the meeting of the Board of Directors which acts upon or in reference to such contract or transaction and notwithstanding the participation of such director or directors in such action, by voting or otherwise, even though the presence or vote, or both, of such director or directors might have been necessary to obligate this corporation upon such contract or transaction; provided, that the fact of such interest shall be disclosed to or known by the directors acting on such contract or transaction.


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               ARTICLE 8.  REGISTERED AGENT AND REGISTERED OFFICE
               --------------------------------------------------

               The name of the initial registered agent of this corporation and the address of the initial registered office is as follows:

                        Columbia Corporate Services, Inc.
                              6500 Columbia Center
                                701 Fifth Avenue
                         Seattle, Washington 98104-7003


             ARTICLE 9.  AMENDMENTS TO THE ARTICLES OF INCORPORATION
             -------------------------------------------------------

               This corporation reserves the right to amend, alter, change or repeal any of the provisions contained in its Articles of Incorporation in any manner now or hereafter prescribed or permitted by statute. All rights of the shareholders, directors,and officers of this corporation are granted subject to this reservation.

                               ARTICLE 10.  BYLAWS
                               -------------------

               The Board of Directors shall have the power to adopt, amend, or repeal the bylaws of this corporation, subject to the power of the shareholders to amend or repeal such bylaws. The shareholders shall also have the power to adopt, amend or repeal the bylaws of this corporation.

                          ARTICLE 11.  INDEMNIFICATION
                          ----------------------------

               The corporation has the power to indemnify, and to purchase and maintain insurance for, its directors, officers, trustees, employees, and other persons and agents, and (without limited the generality of the foregoing) shall indemnify its


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     directors, officers, trustees, employees, and other persons and agents against all liability, damage, and expenses arising from or in connection with service for, employment by, or other affiliation with this corporation or other firms or entities to the maximum extent and under all circumstances permitted by law.

                            ARTICLE 12.  INCORPORATOR
                            -------------------------

               The name and address of the incorporator is as follows:
                        Columbia Corporate Services, Inc.
                              6500 Columbia Center
                                701 Fifth Avenue
                         Seattle, Washington  98104-7003

               The undersigned corporation, as incorporator of this corporation under the Washington Business Corporation Act as codified at RCW 23B, adopts these Articles of Incorporation.

               Dated this 20th day of July, 1994.

                              Columbia Corporate Services, Inc.


                              By:  /s/ Nick Solandros
                                   -----------------------
                                   Nick Solandros
                                   Secretary,
                                   Incorporator



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